Exhibit 99.1

ContraVir Pharmaceuticals, Inc.  Shareholder Letter

Edison, N.J., Dec. 11, 2014- Contravir Pharmaceuticals, Inc. (OTCBB: CTRV) today issued the following letter to shareholders.

Dear Shareholder,

As we close in on our first year as an independent company, I am pleased to provide an overview of our accomplishments and the significant strides we are making toward our vision of becoming a leading developer of targeted antiviral therapies.  Among other things, I will discuss the significant potential of our lead antiviral product candidate, FV-100, the primary value driver for ContraVir, as well as the recent successful $9 million financing, and our plans for building a pipeline of novel virology therapeutics.

In order to ensure success, we first strengthened our Board of Directors by adding renowned researcher and opinion leader in virology, Dr. Timothy Block to our existing board which includes myself, Dr. Gary Jacob, Chairman of ContraVir, Mr. John Brancaccio, and Prof. Chris McGuigan, the inventor of FV-100.  Dr. Block’s expertise will prove invaluable to ContraVir, particularly with respect to his broader interests in antivirals, encompassing hepatitis B virus, which is a major interest of Dr. Block’s.  Dr. Block is the founder and President of the Hepatitis B Foundation, and is extremely well connected in the antiviral establishment.

During the summer, we began to develop a core management team at ContraVir, beginning in July with the appointment of Mr. Bill Hornung as our CFO.  Together, Bill and I have honed ContraVir’s strategic planning and operations, leveraging our respective expertise to put in place  the individuals needed for our core management team.

Why Shingles?

We believe FV-100 is well positioned as a fast-acting, low-dose, once-daily, oral antiviral agent for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence, severity, and duration of debilitating shingles-associated pain, known as post-herpetic neuralgia, or PHN.  Future clinical studies, including Study 007, a larger clinical study for which ContraVir has completed planning, will focus on addressing PHN endpoints.  This strategy is based on compelling data from a smaller, completed Phase 2 clinical study (Study 005), and forms the basis for the spin-out of ContraVir from Synergy Pharmaceuticals Inc. (Nasdaq: SGYP) — to enable development of this promising antiviral candidate in an environment that can foster further growth of ContraVir as an antiviral-based company.

Shingles and PHN remain a significant, yet poorly served market and with FV-100, ContraVir is poised to capture the growing demand for PHN therapies.  Driven primarily by the aging adult population, the rate of shingles is increasing steadily.  Recent research estimates there are more than 4 million cases of singles each year in the major markets of the United States, Europe, and Japan, of which more than half occur in the U.S.  While antivirals such as Valtrex (valacyclovir) are approved to treat the viral infection underlying shingles, there are no approved antiviral therapies for treating PHN and there are few in development.  In addition to being significantly derisked due to excellent safety and tolerability in three Phase 1 and one Phase 2 studies, FV-100 has shown a clinically meaningful 37% reduction in the incidence of PHN versus Valtrex and with more convenient once-daily dosing, which we believe represents a significant improvement over the current standard of care.

FV-100 007 Clinical Study

Since our spin off from Synergy  and my joining the company as CEO in March, we have prepared the groundwork for reactivating the clinical development of FV-100.  We recently completed the planning for a large clinical study (Study 007) to confirm previous favorable efficacy and safety results (Study 005) for this differentiated antiviral compound for treating shingles.  We also recently announced the selection of Pharmaceutical Product Development, LLC (PPD), a leading contract research organization (CRO) to conduct Study 007 for FV-100.  PPD’s skills and experience are a perfect fit for FV-100, and we are very happy to be working with them to complete this study.  The study is designed to measure the efficacy of FV-100 for preventing PHN, as measured by the incidence of clinically meaningful pain at the end of the follow-up period, as well as determine the best dose and regimen of treatment.  The randomized, “head-to-head” study versus valacyclovir will involve 80-100 clinical sites and approximately 825 shingles patients, and will also include other key clinical and quality-of-life assessments.

On the regulatory front, we have initiated a significant and constructive dialogue with the FDA with respect to our thinking regarding the appropriate trial design and study protocol for Study 007, allowing us to advance our clinical strategy with a high degree of confidence.

In addition to the 007 trial design, we also recently initiated a pharmacokinetic (PK) study at Duke University, to further our understanding of the effect of a potent inhibitor of cytochrome P450 3A4 on the pharmacokinetics of FV-100, allowing us to better understand the potential for clinically important drug-drug interactions to further optimize treatment for Phase 3 development.

Our Strategy for Growth

Over the past several months, we have worked aggressively to build the business both upward and outward.  We have worked to mature ContraVir Pharmaceuticals into a growing, multi-faceted leader in antiviral therapies by exploring licensing opportunities beyond shingles.  Our goal and strategic vision is to build a diverse virology pipeline and to develop and commercialize novel drug treatments to improve the lives of patients suffering from chronic viral infections.

To fulfill these near- and long-term goals, we were happy to report in October the closing of a $9 million private placement of Series A Preferred Stock to a single, non-U.S. investor.  This substantial round of funding was transformational for the company, allowing us to move ahead with plans for the start of Study 007, as well as accelerate the growth of ContraVir by building additional value for FV-100.  While we continue to execute on this strategy in a capital efficient manner, we plan to fuel the growth of our company by evaluating strategic financing options as well as potential in-licensing opportunities that will increase shareholder value.  We look forward to updating our investors and the market on a regular basis, as we progress with the growth of ContraVir.

Finally, we have made an effort to build visibility and maintain positive perception for ContraVir by presenting at key investor and industry conferences.  In the second half of this year, we presented to audiences of institutional and retail investors, as well as family offices, at multiple conferences in the U.S. and overseas.  As a complement to our ongoing partnering efforts, we are committed to enhancing our communications with these key investor groups in an effort to facilitate potential capital raises and increase shareholder value by building appreciation for the ContraVir story.

In Conclusion

As we continue to execute on our clinical and corporate strategy, I would like to thank you personally for your continued support of ContraVir Pharmaceuticals’ management team, development strategy, and corporate vision.  We plan to provide regular updates on key clinical milestones and other corporate developments and look forward to sharing our successes with you, our shareholders.

Sincerely,

James Sapirstein

Chief Executive Officer

ContraVir Pharmaceuticals

Forward Looking Statements

Certain statements in this letter are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686